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                                                                   NEWS RELEASE
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COMPANY CONTACT:
Olga Tikhonski
SI Diamond Technology, Inc.
512.339.5020 ext. 117

FOR IMMEDIATE RELEASE

                   SI DIAMOND ISSUES NON-EXCLUSIVE LICENSE FOR
                        AMOUNT EXCEEDING $5.0 MILLION
                 -SI DIAMOND WILL SHOW FIRST PROFITABLE QUARTER-
                       -ACHIEVES POSITIVE NET WORTH-

AUSTIN, Texas, March 31, 1999 - SI Diamond Technology, Inc. (OTC BB: SIDT) announced today that it has licensed its patents in the field of electron field emission display applications to one of the world's largest manufacturers of information and office equipment. The license is a non-exclusive worldwide license that requires a lump sum payment in excess of $5 million to SI Diamond. The license excludes certain electron field emission display technology that will be used exclusively by SI Diamond for the development of the next generation billboard and video wall products.

"Although this is just the beginning, this signifies a tremendous breakthrough for the company both financially and technically. The tremendous effort that Dr. Yaniv and his team have put forth to build value in our patent portfolio has been validated in a big way," said Marc Eller, chairman and chief executive officer of SI Diamond.

"From a financial standpoint, it's the first time SIDT will be profitable from operations in any given quarter," continued Eller. "Also, this transaction gives the company a net worth that is positive. I am very proud of what our team has accomplished over the last two years and I look forward to better things to come."

SI Diamond will hold a conference call today, March 31, 1999 at 10:00 a.m. CST to discuss this and other business developments. Interested participants should dial (706) 634-2266 at that time to listen to the conference call.

This press release contains forward looking information within the meaning of
Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Act of 1934, as amended, and is subject to the safe harbor created by those sections. The Company's results may be impacted by risk factors listed from time-to-time in SIDT's SEC reports.

SI Diamond Technology is a holding company consisting of two wholly owned subsidiaries. The Field Emission Picture Element Technology (FEPET) subsidiary is developing products for applications utilizing SIDT's proprietary Field emission technology. The Electronic Billboard Technology
(EBT) subsidiary is geared toward the commercialization of electronic digitized sign technology.